EXHIBIT 10.10

GENTIVA HEALTH SERVICES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(formerly known as the Gentiva Health Services, Inc.
2005 Nonqualified Retirement Plan)

As amended and restated
effective January 1, 2012

GENTIVA HEALTH SERVICES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of the 1st day of January, 2012, Gentiva Health Services, Inc. (the “Controlling Company”) hereby amends and restates the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan, and renames it as the Gentiva Health Services, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

BACKGROUND AND PURPOSE

A.    Background.

1.Original Prior Plan. The Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (“Prior Plan”) was established effective March 15, 2000, and was amended and restated in its entirety effective January 1, 2003.
2.Division Into Pre-409A and Post-409A Plans. To comply with new Code Section 409A, the Prior Plan was divided into the following two plans effective November 1, 2007, in a spin-off transaction: (1) the continuing portion of the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (the “Grandfathered Plan”), which includes all Amounts Deferred under the Prior Plan before January 1, 2005, except for after-tax contributions (and earnings on such amounts), and (2) this Plan, formerly known as the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan and renamed by this restatement as the Gentiva Health Services, Inc. Nonqualified Deferred Compensation Plan, which includes all Amounts Deferred after December 31, 2004, and all after-tax contributions (and earnings on such amounts), including after-tax contributions made before January 1, 2005, under the Prior Plan. “Amounts Deferred” means the amounts which, as of an applicable date, a Participant has a legally binding right to be paid in the future and which are earned and vested, including actual and deemed earnings on such amounts.
3.Plan Merger. Effective May 1, 2008, the portion of the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan (the “Per Diem Plan”) that was attributable to Amounts Deferred after December 31, 2004, was merged into this Plan and the portion of the Per Diem Plan that was attributable to Amounts Deferred before January 1, 2005, was merged into the Grandfathered Plan. The Per Diem Plan ceased to exist as a separate plan after April 30, 2008, and any amounts set aside to provide benefits under the Per Diem Plan were transferred to the Rabbi Trust Under the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan.
B.    Goal. The Controlling Company desires to provide its designated highly compensated employees (and those of its affiliated companies that participate in the Plan) with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ annual compensation, and (ii) to the extent (if any) as may be determined from time-to-time, to receive additional deferred compensation provided by the respective employers.

C.    Purpose. The purpose of the Plan is to provide designated key management and highly compensated employees (and those of its affiliated companies that participate in the Plan) with an opportunity to (i) defer the receipt and income taxation of a portion of such employees’ annual compensation in an unfunded program, (ii) save a portion of such employees’ compensation on an after-tax basis in a pre-established employee-owned account, (iii) receive pre-tax company matching contributions on both pre-tax and after-tax employee contributions, and (iv) receive additional deferred compensation as may be provided by the Company from time to time.

D.    Type of Plan. The Plan includes two separate arrangements: (i) an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees, intended to be a “top hat” plan under ERISA; and (ii) a non-deferred employee savings program that is not subject to ERISA. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, with respect to deferred benefits (the pre-tax employee, matching and other employer contributions).

STATEMENT OF AGREEMENT

To amend and restate the Plan with the purposes and goals as described above, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

GENTIVA HEALTH SERVICES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

i

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v

Article I
DEFINITIONS
For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1    Account will mean, with respect to a Participant or Beneficiary, the Pre-Tax Account and the After-Tax Account. As determined by the Benefits Committee, an Account may be divided into separate subaccounts.
1.2    Affiliate will mean the Controlling Company and any corporation or other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c). Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred with any Participating Company, the term “Affiliate” will include such Participating Company and all entities that would be treated as a single employer with such Participating Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
1.3    After-Tax Account means, with respect to a Participant or Beneficiary, the amount of money or other property held for such Participant or Beneficiary in the Secular Trust, as is evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. A Participant’s After-Tax Account will include any undistributed after-tax contributions made under the Prior Plan, as adjusted for earnings and losses.
1.4    After-Tax Base Contribution means the amount of a Participant’s Base Pay that the Participant elects to have withheld on an after-tax basis from his Base Pay and contributed to his After-Tax Account pursuant to Section 3.3.
1.5    After-Tax Bonus Contribution means the amount of a Participant’s Bonus that the Participant elects to have withheld on an after-tax basis from his Bonus and contributed to his After-Tax Account pursuant to Section 3.3.
1.6    After-Tax Contributions means, with respect to a Participant, the Participant’s After-Tax Base Contributions and After-Tax Bonus Contributions.
1.7    After-Tax Election means an election by a Participant directing the Participating Company of which he is an Employee to withhold a percentage of his current Base Pay and/or Bonus from his paychecks and to contribute such withheld amount to the Plan as an After-Tax Contribution, pursuant to the terms of Section 3.3.

1.8    Base Pay will mean, for a Participant for any Plan Year, the total of such Participant’s compensation, as defined in the Savings Plan as of December 31 immediately preceding such Plan Year for purposes of calculating pre-tax elective deferrals under the Savings Plan but without applying the limitation under Code Section 401(a)(17), but excluding Bonuses. Base Pay for a pay period that begins in one Plan Year and ends in the following Plan Year will be considered Base Pay for the year in which the pay period ends.
1.9    Base Pay Election will mean a written, electronic or other form of election permitted by the Benefits Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Base Pay as a Pre-Tax Base Deferral.
1.10    Beneficiary will mean, with respect to a Participant, the person(s) designated in accordance with Section 11.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.11    Benefits Committee means the committee designated by the Board to administer the Plan as provided in Article IX. If no Benefits Committee has been appointed, the Controlling Company will serve as the Benefits Committee. Subject to the limitation in Section 9.1 relating to decisions which affect solely their own benefits under the Plan, individuals who are management level employees and/or Participants may serve as members of the Benefits Committee.
1.12    Board will mean the Board of Directors of the Controlling Company.
1.13    Bonus will mean, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year payable as a performance-based bonus or commission.
1.14    Bonus Election will mean a written, electronic or other form of election permitted by the Benefits Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his Bonus as a Pre-Tax Bonus Deferral.
1.15    Change in Control.
“Change in Control” will mean any of the events specified in (i), (ii), (iii) or (iv) below, subject to the rules described in subsection (v) below:
(i)    Any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Controlling Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Controlling Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Controlling Company (or issuance of stock of the Controlling Company) and stock in the Controlling Company remains outstanding after the transaction.

(ii)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 30% or more of the total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 30% of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.
(iii)    A majority of members of the Controlling Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s board of directors before the date of the appointment or election.
(iv)    Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Controlling Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(A)    There is no Change in Control under this subsection (iv) when there is a transfer to an entity that is controlled by the shareholders of the Controlling Company immediately after the transfer, as provided in this subsection. A transfer of assets by the Controlling Company is not treated as a change in the ownership of such assets if the assets are transferred to:
(1)    A shareholder of the Controlling Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(2)    An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Controlling Company;
(3)    A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Controlling Company; or
(4)    An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3) above.

(B)    For purposes of this subsection (iv) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Controlling Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Controlling Company after the transaction, is not treated as a Change in Control.
(v)    Additional Rules.
(A)    Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time with respect to subsection (iv), or solely because they purchase or own stock of the same corporation at the same time with respect to subsections (i), (ii) and (iii). However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar business transaction with the Controlling Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(B)    Attribution of Stock Ownership. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations Section 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
(C)    Acquisition of Additional Control. If any one person, or more than one person acting as a group, is considered to effectively control the Controlling Company (as determined under subsections (ii) and (iii)), the acquisition of additional control of the Controlling Company by the same person or persons is not considered to cause a Change in Control under subsections (i), (ii) or (iii).
1.16    Code will mean the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.
1.17    Controlling Company will mean Gentiva Health Services, Inc., a Delaware corporation with its principal place of business in Atlanta, Georgia, and any successor thereto that sponsors this Plan.

1.18    Deferral Election will mean a pre-tax Base Pay Election and/or Bonus Election.
1.19    Disability will mean any physical or mental disorder, condition, impairment, sickness or injury that renders the Participant incapable of continuing in the employ of Gentiva Health Services, Inc. and that (i) is expected to result in death, (ii) is expected to continue for at least 12 months, or (iii) has continued for at least 6 months. If the Participant is covered by any long-term disability plan maintained by a Participating Company, the determination of Disability will be made by the insurance carrier that insures such plan unless otherwise determined by the Benefits Committee. If the Participant is not covered by such a long-term disability plan, the initial determination of the Disability will be made by the Benefits Committee or an entity or person appointed by the Benefits Committee.
1.20    Discretionary Contributions will mean the amount (if any) credited to a Participant’s Account pursuant to Section 3.5.
1.21    Effective Date will mean January 1, 2012, the date that this amendment and restatement of the Plan will be effective. For the original effective date of the Plan and its history, refer to the preamble of this Plan document.
1.22    Eligible Employee will mean, for a Plan Year, an individual who:
(a)    Is an employee of a Participating Company;

(b)    Is on the payroll of the Controlling Company;

(c)    Is classified by the Participating Company that employs him or her as a non-clinical associate and not a per diem associate; and

(d)    Is determined by the Benefits Committee to be a Tier I or Tier II employee as defined in the Savings Plan for such Plan Year, based on such assumptions, timing and procedures as may be determined by the Benefits Committee from time to time in its discretion, or is otherwise determined by the Benefits Committee in its discretion to be eligible for the Plan for such Plan Year. Any determination by the Benefits Committee of the status of an Employee as Tier I or Tier II will be binding on all parties under the Plan.

1.23    ERISA will mean the Employee Retirement Income Security Act of 1974, as amended.
1.24    FICA Tax will mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
1.25    Financial Hardship will mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent [as defined in Code Section 152(a)] or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the

Benefits Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Benefits Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
(a)Through reimbursement or compensation by insurance or otherwise;
(b)By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c)By cessation of deferrals under the Plan.

Examples of needs that are not considered Financial Hardships include the need to send a Participant’s child to college or the desire to purchase a home.

1.26    Investment Election means a written, electronic or other form of election pursuant to which a Participant may elect the Investment Funds for the purpose of crediting investment experience to his Account.
1.27    Investment Funds means the investment funds selected from time to time by the Benefits Committee for purposes of determining the rate of return on Accounts.
1.28    Key Employee will mean a Participant who is a “specified employee” as defined in Code Section 409A pursuant to the Controlling Company’s Specified Employee Determination Policy.
1.29    Matching Contribution means the amount credited to a Participant’s Pre-Tax Account under the Plan as a match on such Participant’s Pre-Tax Base Deferrals, After-Tax Base Contributions, Pre-Tax Bonus Deferrals, and/or After-Tax Bonus Contributions, pursuant to the terms of Section 3.4.
1.30    Participating Company will mean, on any date, the Controlling Company and all of its Affiliates, but excluding any Affiliates of the Controlling Company that have elected not to participate in the Plan in such manner as may be determined by the Benefits Committee.
1.31    Participant will mean any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
1.32    Payment Date means the date on which all or a portion of a Participant’s Pre-Tax Account is scheduled to be paid (in the case of a lump-sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.
1.33    Payment Subaccount means (i) the portion of a Participant’s Pre-Tax Account that is attributable to all pre-tax contributions for a Plan Year beginning on or after January 1, 2012, and (ii) the portion of a Participant’s Pre-Tax Account that is attributable to all pre-tax contributions under the Plan for Plan Years beginning before January 1, 2012, in each case including any Pre-

Tax Base Deferrals, Pre-Tax Bonus Deferrals (for the Bonus Compensation earned during such Plan Year), Discretionary Contributions, Matching Contributions with respect to all such Pre-Tax Deferrals and any After-Tax Contributions earned during such Plan Year, and earnings thereon.
1.34    Performance-Based Bonus will mean any bonus or award the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. For such bonus or award to be performance-based with respect to a Participant’s Bonus Election with respect to such bonus or award, the following requirements must be met:
(a)    Time of Setting Performance Goals. The performance criteria must be established in writing no later than 90 days after the beginning of the applicable “performance period.”
(b)    Dependent on Uncertain Outcome. The outcome of the performance criteria must be substantially uncertain when the criteria are established.
(c)    No Waiver of Goals. No bonus or award, or portion of any bonus or award, that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established, will be considered a Performance-Based Bonus.
(d)    Subjective Performance Goals. A Performance-Based Bonus will not include payments based upon subjective performance criteria unless:
(i)    the subjective performance criteria are bona fide and relate to the Participant’s performance, the performance of a group of employees that includes the Participant, or the performance of a business unit for which the Participant provides services (which may include all Affiliates); and
(ii)    the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4), applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
A Performance-Based Bonus that otherwise meets the above criteria may provide for payment regardless of satisfaction of the performance criteria upon the Participant’s death, disability (defined as a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months), or a change in control event (as defined in Treasury Regulations Section 1.409A-3(i)(5)(i)). Any amount that actually becomes payable upon such events without regard to the satisfaction of the performance criteria will not be considered a Performance-Based Bonus to which an election under Section 3.2(a)(iii) may apply.

1.35    Plan will mean the Gentiva Health Services, Inc. Nonqualified Deferred Compensation Plan (formerly known as the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan), as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to consist of (i) an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees that is intended to comply with Code Section 409A; and (ii) an after-tax non-deferred employee savings arrangement that is not subject to ERISA and does not provide for deferrals of compensation subject to Code Section 409A.
1.36    Plan Year will mean the 12-consecutive-month period ending on December 31 of each year.
1.37    Pre-Tax Account means with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the bookkeeping account established and maintained by the Company for such Participant or Beneficiary attributable to Pre-Tax Base Deferrals, Pre-Tax Bonus Deferrals, Matching Contributions and Discretionary Contributions. A Participant’s Pre-Tax Account will include pre-tax contributions made under the Prior Plan that the Participant first had a legally binding right to be paid or that became earned and vested after December 31, 2004, including actual and deemed earnings on such amounts. For this purpose, an amount is considered earned and vested only if the amount is not subject to a substantial risk of forfeiture (as defined under Code Section 409A) or a requirement to perform further services.
1.38    Pre-Tax Base Deferral means the amount of a Participant’s Base Pay that the Participant elects to have withheld on a pre-tax basis from his Base Pay and credited to his Pre-Tax Account pursuant to Section 3.2.
1.39    Pre-Tax Bonus Deferral means the amount of a Participant’s Bonus that the Participant elects to have withheld on a pre-tax basis from his Bonus and credited to his Pre-Tax Account pursuant to Section 3.2.
1.40    Pre-Tax Deferrals means the Participant’s Pre-Tax Base Deferrals and Pre-Tax Bonus Deferrals.
1.41    Prior Plan means that Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan, which was originally established effective March 15, 2000, and which spun off benefits to this Plan effective November 1, 2007.
1.42    Rabbi Trust or Rabbi Trust Agreement means the rabbi trust established by the Controlling Company to hold assets transferred thereto until paid to trust beneficiaries as provided under this Plan. In the event of the insolvency of the Controlling Company, any funds held in such Rabbi Trust will be subject to the claims of the creditors of the Controlling Company in the same manner as any other assets of the Controlling Company. It is the intention of the Controlling Company that the Rabbi Trust will constitute an unfunded arrangement and will not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

1.43    Savings Plan will mean the Gentiva Health Services Retirement Savings Plan.
1.44    Secular Trust means the employee grantor trust instrument established under Code Section 671, of which each Participant or Beneficiary is the owner with respect to his or her After-Tax Account, and which is designated to hold assets associated with Participants’ After-Tax Contributions and the earnings thereon.
1.45    Separate from Service or Separation from Service will mean that a Participant separates from service with the Participating Company that is his employer and its Affiliates as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant Separates from Service if the Participant dies, retires or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:
(a)    Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.
(b)    Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to Affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
(c)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all Affiliates if the Participant has been providing services to all Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
1.46    Surviving Spouse will mean, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.
1.47    Trustee will mean the party or parties so designated from time to time pursuant to the terms of the Secular Trust or Rabbi Trust, as applicable.
1.48    Valuation Date will mean each day on which the recordkeeper of the Plan values the balances of the Accounts.
1.49    Years of Vesting Service means, with respect to an Employee, service credited pursuant to subsections (a) through (d) below; provided, service will not be credited under more than one of the following subsections for the same period of time:
(a)    Generally. The Employee’s Years of Vesting Service under this Plan will be equal to his years of vesting service credited under the terms of the Savings Plan, plus any additional service credited under subsections (b), (c) and (d).
(b)    Predecessor Employer. Unless otherwise provided by the Benefits Committee or in the applicable purchase agreement, to the extent not otherwise counted hereunder, an Employee’s periods of employment with one or more companies or enterprises acquired by or merged into, or all or a portion of the assets or business of which are acquired by, an Affiliate will be taken into account in determining his Years of Vesting Service, provided that such Employee was employed by such company or enterprise on the effective date of the transaction and became an Employee as a result of such transaction. Vesting service determined under this subsection will be credited using any method determined by the Benefits Committee in its discretion (including without limitation, elapsed time, hours of service during a calendar year, or by crediting service earned under any qualified or nonqualified retirement plan maintained by the predecessor employer).
(c)    Healthfield Service. A Participant who, as of December 31, 2006, was an eligible member of The Healthfield, Inc. Hug$ Retirement Plan will have his or her service with Healthfield, Inc. (and its participating affiliates) taken into account in determining his or her Years of Vesting Service under this Plan.

(d)    Olsten Service. Employment with entities within the Olsten Corporation’s controlled group or affiliated group through March 15, 2000, will be counted in determining a Participant’s Years of Vesting Service.
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ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Eligibility.
(a)    Annual Participation. Subject to subsection (c), each individual who is an Eligible Employee as of the first day of a Plan Year will be eligible to participate in the Plan for the entire Plan Year.
(b)    Interim Plan Year Participation. Subject to subsection (c), each individual who becomes an Eligible Employee during a Plan Year will be eligible to participate in the Plan for a portion of such Plan Year. Such individual’s participation will become effective as of the date he becomes an Eligible Employee.
(c)    Matching Contributions. Every Eligible Employee will become an active Participant for purposes of receiving Matching Contributions beginning with the later of (A) the date he becomes an Eligible Employee, or (B) the first pay period that begins after the 6-month anniversary of his date of hire or, with respect to Matching Contributions after a Separation from Service, his date of rehire with the Affiliates. Notwithstanding the foregoing, the Benefits Committee may, in its discretion, waive or reduce the 6-month waiting period under this subsection for any Eligible Employee, and/or may grant past service credit with a predecessor employer for purposes of satisfying the 6-month waiting period for Matching Contributions for any Eligible Employee(s).
2.2    Procedure for Admission.
The Benefits Committee may require a Participant to complete such forms and provide such data as the Benefits Committee determines in its discretion. Such forms and data may include, without limitation, a Base Pay Election, a Bonus Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.
2.3    Cessation of Eligibility.
(a)    Generally. An employee’s contributions under the Plan will not apply to compensation earned in any Plan Year in which he does not satisfy the criteria which qualify him as an Eligible Employee. Even if his active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. On and after the Effective Date, individuals who have Accounts under the Plan and are not eligible for active participation pursuant to Section 2.1 will be considered inactive Participants in the Plan.
(b)    Status of Inactive Participant. During the period of time that an employee is an inactive Participant in the Plan, his Account will continue to be credited with earnings as provided for in Section 3.6.

ARTICLE III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
3.1    Participants’ Accounts.
(a)    Establishment of Accounts. The Benefits Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Pre-Tax Deferrals, (ii) After-Tax Contributions, (iii) Matching Contributions, (iv) Discretionary Contributions, and (v) earnings attributable to such Account, and will be debited by the amount of all distributions. Each Account will be subdivided into a Pre-Tax Account and an After-Tax Account, which will be separately accounted for under the Plan, and further subdivided into such subaccounts as the Benefits Committee may deem helpful. Each Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
(b)    Nature of Contributions and Accounts. The amounts credited to a Participant’s Pre-Tax Account will be represented solely by bookkeeping entries. Except as provided in Article VIII, no monies or other assets will actually be set aside for such Participant with respect to his Pre-Tax Account, and all payments to a Participant under the Plan with respect to his Pre-Tax Account will be made from the general assets of the Participating Companies. The amounts contributed to a Participant’s After-Tax Account will be held in the Secular Trust and will be owned by the Participant at all times.
(c)    Several Liabilities. Each Participating Company will be severally (and not jointly) liable for the payment of benefits under the Plan. The Benefits Committee will allocate the total liability to pay benefits under the Plan among the Participating Companies, and the Benefits Committee’s determination will be final and binding.
(d)    General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations related to Pre-Tax Accounts will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under Article V constitutes a mere promise of such Participating Company to pay such benefits. With regard to his Pre-Tax Account, a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of the Participating Company.
3.2    Pre-Tax Deferrals.
Subject to the requirements of this Section, each Eligible Employee who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Pre-Tax Base Deferrals and/or Pre-Tax Bonus Deferrals made on his behalf for such Plan Year by completing and delivering to the Benefits Committee (or its designee) a Deferral Election, setting forth the terms of his election(s). The following terms will apply to such elections:

(a)    Effective Date.
(i)    General Deadline. A Participant’s Base Pay Election and Bonus Election for the compensation earned during a Plan Year must be made before the first day of such Plan Year, except as provided in subsections (ii) and (iii) below.
(ii)    Special Rule for New Participants.
(A)    Salary Deferrals. If a Participant initially becomes an Eligible Employee (subject to subsection (B)) during a Plan Year, to the extent permitted by the Benefits Committee, such Participant may make a prospective Base Pay Election (but not a Bonus Election) either before or within 30 days after the date on which his participation becomes effective. Such election will apply to the Participant’s Base Pay for services performed after the Base Pay Election is made, starting with the first payroll period that begins after the 30-day period commencing on the date on which the Participant’s participation becomes effective.
(B)    Rehires. If a former Eligible Employee again becomes an Eligible Employee under the Plan, he will not be treated as newly eligible under the Plan upon return to eligible status for purposes of this subsection (ii) unless:
(1)    He has not been an Eligible Employee at any time within 24 months before the date he again becomes an Eligible Employee; or
(2)    He has received distribution of the full amount of his Account balance attributable to Pre-Tax Deferrals, and on or before the last such distribution payment he was not considered an Eligible Employee for purposes of Pre-Tax Deferrals for periods after the last distribution payment.
If an Eligible Employee is or was eligible to participate in another plan that is aggregated with the elective deferral portion of this Plan under Code Section 409A, participation in such plan will be treated as participation in the Plan for purposes of determining whether the Eligible Employee is newly eligible for the Plan under this subsection.
(iii)    Performance-Based Bonus Deadline. To the extent that the Benefits Committee has determined that the Bonus for a Plan Year qualifies as a Performance-Based Bonus, and permits an election under this subsection, the Participant’s Bonus Election must be made no later than the date that is 6 months before the end of the period over which the Bonus is earned (e.g., June 30 of such Plan Year). In order to be eligible for the election deadline in this subsection, the Participant must perform services continuously from the later of the date the performance criteria for the Bonus are established or the first day of the performance period (i.e., January 1 for a calendar year bonus) until the date the Participant makes such Bonus Election. Furthermore, if all or a portion of the Performance-Based Bonus is “readily ascertainable” on the date the Participant makes a Bonus Election under this subsection, the Participant’s Bonus Election under this subsection shall apply only to the portion of such bonus or award that is not then “readily ascertainable,” if any. The determination of when an amount of compensation is considered to be “readily ascertainable” shall be made pursuant to guidance issued under Code Section 409A, which generally provides that compensation is “readily ascertainable” when the amount is first both calculable and substantially certain to be paid.
(b)    Term and Irrevocability of Election. An Eligible Employee may change his Base Pay Election and/or Bonus Election for the Plan Year any time prior to the deadlines specified in subsection (a) above (as applicable to the Participant), but only to the extent (if any) permitted by, and subject to any restrictions or procedures determined by, the Benefits Committee. Upon the latest of the deadlines specified in subsection (a) above that applies to an Eligible Employee, such Eligible Employee’s Base Pay Election and/or Bonus Election, or failure to elect, will become irrevocable for the Plan Year except as provided under this subsection (b). Deferral elections made under the Plan for Plan Years beginning before January 1, 2012, will not apply to Plan Years beginning on or after January 1, 2012. After January 1, 2012, each Participant’s Base Pay Election and Bonus Election (and the related payment elections under Article V) will remain in effect from Plan Year to Plan Year until the earliest of the following: (i) the effective date of the Participant’s subsequent irrevocable election applicable for amounts earned during a subsequent Plan Year; (ii) the beginning of the Plan Year immediately after the Participant ceases to be an active participant pursuant to Section 2.3; or (iii) the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A, or hardship distribution under Treasury Regulations Section 1.401(k)-1(d)(3) that requires a suspension of contributions, under all plans maintained by an Affiliate. A Participant’s Base Pay Election and Bonus Election may be cancelled in the discretion of the Benefits Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A, or hardship distribution under Treasury Regulations Section 1.401(k)-1(d)(3), under any plan maintained by an Affiliate); provided, the Participant will not have a direct or indirect election regarding whether his Base Pay Election or Bonus Election will be calculated pursuant to this sentence.
(c)    Amount.
(i)    Salary Deferrals. A Participant may elect to defer, on a pre-tax basis, his Base Pay for a Plan Year in 1% increments, up to a maximum of 30% (or such other maximum percentage and/or amount, if any, established by the Compensation Committee of the Board from Plan Year to Plan Year).
(ii)    Bonus Deferrals. The Participant may elect to defer, on a pre-tax basis, his Bonus for a Plan Year up to 75% (or such other maximum percentage and/or amount, if any, established by the Compensation Committee of the Board from Plan Year to Plan Year). Any percentage election will be applied to the Participant’s gross Bonus without reduction for any tax withholding applicable to the Bonus, but the deferral amount will be deducted after any FICA Tax applicable to the Bonus and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A, and will not exceed the remaining amount of the Bonus after reduction for FICA Taxes and such related tax withholding.
(iii)    Order of Deductions. If a Participant elects to make both Pre-Tax Deferrals and After-Tax Contributions at the same time, the pre-tax Deferral Election will be applied first. The amount of After-Tax Contributions will not exceed the remaining amount payable to the Participant after deduction of such Pre-Tax Deferrals and all required withholdings, notwithstanding the Participant’s election.
(d)    Crediting of Pre-Tax Deferrals. For each Plan Year that a Participant has a Deferral Election in effect, the Benefits Committee will credit the amount of such Participant’s Pre-Tax Deferrals to his Pre-Tax Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Deferral Election.
3.3    After-Tax Contributions.
(a)    Generally. Each Participating Company will contribute to the Plan on behalf of each Participant employed by such Participating Company, and for each regular payroll period and for each other payment for which such Participant has an After-Tax Election in effect with a Participating Company, an After-Tax Contribution in an amount equal to the amount by which such Participant’s Base Pay or Bonus Compensation has been reduced for such period pursuant to his After-Tax Election. The amount of an After-Tax Contribution will be determined in increments of 1% of such Participant’s Base Pay or Bonus Compensation for each payroll period or other payment. After-Tax Contributions will be included in the Participant’s taxable income when made.
(i)    Amount for Base Pay Contributions. The Participant may elect to contribute, on an after-tax basis, his Base Pay for any period by a maximum of 30% (or such other maximum percentage and/or amount, if any, established by the Compensation Committee of the Board from time to time); provided, the total Pre-Tax Base Deferrals and After-Tax Base Contributions elected may not exceed 30% of Base Pay (or such other maximum limit established by the Compensation Committee of the Board), and the Participant’s After-Tax Election will be modified to the extent necessary to satisfy this limit. Any percentage election will be applied to the Participant’s gross Base Pay without reduction for any deductions applicable to such Base Pay, but, notwithstanding the Participant’s election, the total amount contributed as an After-Tax Base Contribution will not exceed the net amount of the Base Pay after reduction of all other applicable deductions, including without limitation tax withholdings, deductions under the Company’s Code Section 401(k) and 125 plans, and deduction of any Pre-Tax Base Deferrals.
(ii)    Amount for Bonus Contributions. The Participant may elect to reduce his Bonus Compensation for any period by a maximum of 75% (or such other maximum percentage and/or amount, if any, established by the Compensation Committee of the Board from time to time); provided, the total Pre-Tax Bonus Deferrals and After-Tax Bonus Contributions elected may not exceed 75% of Bonus Compensation (or such other maximum limit established by the Compensation Committee of the Board), and the Participant’s After-Tax Election will be modified to the extent necessary to satisfy this limit. Any percentage election will be applied to the Participant’s gross Bonus Compensation without reduction for any deductions applicable to such Bonus Compensation, but, notwithstanding the Participant’s election, the total amount contributed as an After-Tax Bonus Contribution will not exceed the net amount of the Bonus Compensation after reduction of all other applicable deductions, including without limitation tax withholdings, deductions under the Company’s Code Section 401(k) and 125 plans, and deduction of any Pre-Tax Bonus Deferrals.
(b)    After-Tax Elections. Each Participant who desires that his Participating Company make an After-Tax Contribution on his behalf may make an After-Tax Election. Such After-Tax Election will be on a form provided by the Benefits Committee, through an interactive telephone or internet-based system, or in such other manner as the Benefits Committee may prescribe and will provide for the reduction of the Participant’s Base Pay and/or Bonus Compensation on an after-tax basis from each payment made while it is in effect. The Benefits Committee, in its discretion, may prescribe such nondiscriminatory terms and conditions governing After-Tax Elections as it deems appropriate. Subject to any modifications, additions or exceptions which the Benefits Committee, in its discretion, deems necessary, appropriate or helpful, the following terms will apply to After-Tax Elections:
(i)    Effective Date. A Participant’s initial After-Tax Election will be effective as soon as practicable after the date on which the After-Tax Election is processed by the Participating Company. Until a Participant submits an After-Tax Election, he will be deemed to have elected After-Tax Contributions of zero percent.
(ii)    Term. Each Participant’s After-Tax Election will remain in effect in accordance with its original terms until the date the Participant or the Benefits Committee modifies, revokes or terminates such After-Tax Election; provided, a Participant must submit a new After-Tax Election if he or she wishes to make After-Tax Contributions for the Plan Year beginning January 1, 2012.
(iii)    Revocation. A Participant may revoke his After-Tax Election with a Participating Company in the manner prescribed by the Benefits Committee, and such revocation will be effective as soon as administratively practicable after being submitted in accordance with procedures established for the Plan. A Participant who revokes an After-Tax Election may enter into a new After-Tax Election in the manner prescribed by the Benefits Committee, effective as soon as administratively practicable after being submitted in accordance with procedures established under the Plan.
(iv)    Modification by Participant. Effective as soon as administratively practicable after being submitted in accordance with procedures established under the Plan, a Participant may modify his existing After-Tax Election to increase or decrease the percentage of his After-Tax Base Contributions and/or After-Tax Bonus Contributions by making a new After-Tax Election in the manner prescribed by the Benefits Committee.
(v)    Modification by Benefits Committee. Notwithstanding anything herein to the contrary, the Benefits Committee may modify any After-Tax Election of any

Participant at any time by decreasing the percentage of any After-Tax Base Contributions and/or After-Tax Bonus Contributions in its discretion.
3.4    Matching Contributions.
If and to the extent the Compensation Committee of the Board determines that the Controlling Company will make Matching Contributions for some or all Participants, then as of the end of each payroll period (or such other date or time as the Compensation Committee of the Board, in its discretion, determines from time-to-time), the Benefits Committee will credit to each applicable Participant’s Pre-Tax Account for such period a Matching Contribution equal to the amount of the Matching Contribution so determined, but Matching Contributions will not exceed 6% of the total of the Participant’s Base Pay and Bonus earned during such Plan Year.
3.5    Discretionary Contributions.
The amount, recipient(s), timing, and terms and conditions of a Discretionary Contribution (if any) will be determined by the Compensation Committee of the Board in its discretion. The Benefits Committee will credit any such Discretionary Contribution to the Pre-Tax Account of a Participant on a Valuation Date it determines.
3.6    Debiting of Distributions.
As of each Valuation Date, the Benefits Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
3.7    Crediting of Earnings.
As of each Valuation Date, the Benefits Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date.
3.8    Value of Account.
The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings (or losses) deemed or actually credited to his Account, less any expenses deducted from the Account as of such date, determined in accordance with this Article and Section 11.4.
3.9    Vesting.
(a)    Pre-Tax Deferrals. A Participant will at all times be fully vested in his Pre-Tax Deferrals and the earnings credited to his Account with respect to such Pre-Tax Deferrals.
(b)    After-Tax Contributions. A Participant will at all times be fully vested in his After-Tax Contributions and the earnings credited to his Account with respect to such After-Tax Contributions.

(c)    Matching Contributions.
(i)    Generally. Subject to subsection (ii), any Matching Contributions credited to a Participant’s Account and the earnings credited with respect thereto will vest in accordance with the following vesting schedule:

Years of Vesting Service	Vested Percentage in Matching Account
Less than 2	0%
At least 2, but less than 3	25%
At least 3, but less than 4	50%
At least 4, but less than 5	75%
5 or more	100%

(ii)    Forfeiture if After-Tax Contributions Withdrawn. If a Participant makes a withdrawal from the portion of his After-Tax Account that is attributable to After-Tax Contributions for Plan Years beginning on or after January 1, 2012 (“Post-2011 After-Tax Amount”), a portion of his Matching Account attributable to After-Tax Contributions for Plan Years beginning on or after January 1, 2012, will be forfeited. The forfeited amount will be equal to (A) the dollar amount withdrawn from the Participant’s Post-2011 After-Tax Amount divided by the total Post-2011 After-Tax Amount balance immediately before the withdrawal; multiplied by (B) the portion of the Participant’s Matching Account at the time of the withdrawal that is attributable to After-Tax Contributions for Plan Years beginning on or after January 1, 2012.
(d)    Discretionary Contributions After 2011. Any Discretionary Contributions credited to a Participant’s Account on or after January 1, 2012, and the earnings credited with respect thereto will vest in accordance with the vesting schedule(s) and/or conditions specified and made effective for such contributions by the Compensation Committee of the Board, in its discretion. If the Compensation Committee of the Board does not specify vesting conditions at the time it declares a Discretionary Contribution, the vesting provisions described in subsections (e) and (f) will apply to that Discretionary Contribution.
(e)    Discretionary Contributions Before 2012. Any Discretionary Contributions credited to a Participant’s Account before January 1, 2012, and the earnings credited with respect thereto will vest in accordance with the following vesting schedule:

Years of Vesting Service	Vested Percentage in Discretionary Account
Less than 2	0%
At least 2, but less than 3	25%
At least 3, but less than 4	50%
At least 4, but less than 5	75%
5 or more	100%

(f)    Disability, Death or Change in Control. Notwithstanding subsections (c), (d) and (e), the portion of a Participant’s Account subject to those subsections will become 100% vested upon the occurrence of any of the following events:
(A)    The Participant’s death while still employed by a Participating Company;
(B)    The Participant’s becoming Disabled while still employed by a Participating Company;
(C)    A Change in Control;
(D)    Termination of the Plan with respect to the Participating Company that employs the Participant at the time of such termination; or
(E)    Commencement of a bankruptcy proceeding with respect to the Participating Company that employs the Participant at the time of such commencement.
(g)    Committee Discretion. The Compensation Committee of the Board may, at any time in its discretion, accelerate the vesting of any Participant’s Account.
(h)    Forfeiture. Upon a Participant’s Separation from Service for any reason other than death or Disability while employed by a Participating Company, the unvested portion of his Account will be immediately forfeited. Such forfeited amount will not be restored if the Participant again becomes an Employee, and will not be restored upon a Change in Control.
3.10    Notice to Participants of Account Balances.
At least once for each Plan Year, the Benefits Committee will cause a written statement of a Participant’s Account balance to be distributed to the Participant.
3.11    Good Faith Valuation Binding.
In determining the value of the Accounts, the Benefits Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and beneficiaries.
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ARTICLE IV
INVESTMENT FUNDS
4.1    Selection by Benefits Committee.
From time to time, the Benefits Committee will select one or more Investment Funds for purposes of determining the rate of return on Accounts in accordance with the terms of the Plan. The Benefits Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate. The Benefits Committee may in its discretion select the same Investment Funds for both Pre-Tax and After-Tax Accounts, or may select Investment Funds that apply to the Pre-Tax Accounts, and different Investment Funds that apply to After-Tax Accounts.
4.2    Participant Direction of Deemed Investments.
Each Participant generally may select the Investment Funds that will be used to determine the investment experience on his Account. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:
(a)    Nature of Participant Direction.
(i)    Pre-Tax Accounts. With respect to the Participant’s Pre-Tax Account, the selection of Investment Funds will be for the sole purpose of determining the rate of return to be credited to his Pre-Tax Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.
(ii)    After-Tax Accounts. With respect to the Participant’s After-Tax Account, the selection of Investment Funds will be considered a direction to actually invest assets in such Investment Funds.
(b)    Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested (with respect to his Pre-Tax Account) or actually invested (with respect to his After-Tax Account) in each Investment Fund. To the extent permitted by the Benefits Committee, a Participant may make separate Investment Elections with respect to future contributions to his Pre-Tax Account and his future After-Tax Contributions. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all applicable contributions credited to such Participant’s Account after such date. Each subsequent election will apply to contributions credited to such Participant’s Account after the Benefits Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Benefits Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions will remain effective until changed by the Participant. If the Participant does not properly elect Investment Funds for his Account, the Account will be invested as directed by the Benefits Committee, and neither the Controlling Company, the

Participating Companies, the Benefits Committee, nor the Trustee will have any liability with respect to the selection of such Investment Fund(s).
(c)    Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested (with respect to his Pre-Tax Account) or actually invested (with respect to his After-Tax Account) in each Investment Fund. To the extent permitted by the Benefits Committee, a Participant may make separate Investment Elections with respect to his Pre-Tax Account and his After-Tax Account. Each such election will be effective after the Benefits Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.
(d)    Benefits Committee Discretion. The Benefits Committee will have discretion to adopt and revise procedures to be followed in making investment elections under the Plan. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Benefits Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.

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ARTICLE V
PAYMENT OF PRE-TAX ACCOUNT BALANCES
5.1    Amount of Benefit Payments for Pre-Tax Account.
Payment of a benefit amount from a Participant’s Pre-Tax Account as of any Payment Date hereunder will be calculated by determining the vested amount credited to the Participant’s Pre-Tax Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
5.2    Timing and Form of Distribution of Pre-Tax Account.
(a)    Timing of Distributions.
(i)    Default Timing of Distribution. Except as provided in Sections 5.3, 5.4, 5.5 and 5.6, and subsections (a)(ii) and (c) hereof, the Payment Date for a Participant’s Pre-Tax Account will be:
(A)    Upon Separation from Service, for the Payment Subaccount attributable to Plan Years beginning before January 1, 2012, in the case of a Participant who is not a Key Employee on the date he Separates from Service;
(B)    the 30th day after the date the Participant Separates from Service, for Payment Subaccounts for Plan Years beginning on or after January 1, 2012, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or
(C)    6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.
(ii)    Payment Date Election. A Participant may elect, at the time he makes a Deferral Election for a Plan Year, to have the Payment Date for the portion of his Pre-Tax Account balance attributable to such election (including any vested Matching Contributions related to Pre-Tax Deferrals made pursuant to such Deferral Election) be one of the following options (A), (B) or (C):
(A)    Payment Upon Separation.
(1)    Within 90 days following Separation from Service, for a Payment Subaccount attributable to Plan Years beginning before January 1, 2012, in the case of a Participant who is not a Key Employee on the date he Separates from Service;

(2)    the 30th day after the date the Participant Separates from Service, for a Payment Subaccount attributable to Plan Years beginning on or after January 1, 2012, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or
(3)    6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.
(B)    Payment In Year Following Separation. For Plan Years beginning before January 1, 2012, during the first calendar year that begins after the Participant Separates from Service, provided that if the Participant is a Key Employee on the date he Separates from Service the Payment Date will not be earlier than 6 months after the Participant’s date of Separation from Service. For Plan Years beginning on or after January 1, 2012, on the first anniversary of the date the Participant Separates from Service.
(C)    Later of Separation or Specified Age. The later of (i) the date the Participant reaches an age or calendar date specified by the Participant in his election; or (ii) the date described under subsection (A).
Notwithstanding the foregoing election timing rules, if the Participant elected one or more Payment Dates before January 1, 2009, such Payment Date election(s) will apply in accordance with transition rules under Code Section 409A. A Participant may elect a different Payment Date with respect to the deferrals attributable to each Plan Year, for Plan Years beginning on or after January 1, 2012. A single Payment Date will apply to the Participant’s entire Pre-Tax Account attributable to Plan Years beginning before January 1, 2012. A Participant’s Payment Date election, if any, for amounts earned in the Plan Year beginning January 1, 2011, will not carry over or apply to amounts earned in subsequent Plan Years; therefore, a new Payment Date election will be required for the Plan Year beginning January 1, 2012.

(b)    Form of Distribution for Pre-Tax Account Balances.
(i)    Single-Sum Payment. Except as provided in Section 5.5 and subsections (b)(ii) and (c) hereof, the portion of a Participant’s Pre-Tax Account payable on a given Payment Date will be distributed in the form of a single lump-sum payment.
(ii)    Annual Installments.
(A)    Election of Annual Installments. A Participant may elect, at the time he makes a Deferral Election for a Plan Year, to receive the benefit attributable to such election (including any vested Matching Contributions related to Pre-Tax Deferrals made pursuant to the Deferral Election) in the form of annual installments. Notwithstanding the foregoing election timing requirements, if the Participant elected a form of payment before January 1, 2009, such election will apply in accordance with transition rules under Code Section 409A. A Participant may elect a different form of payment with respect to the deferrals attributable to each Plan Year, for Plan Years beginning on or after January 1, 2012. A single form of payment will apply to the Participant’s entire Pre-Tax Account attributable to Plan Years beginning before January 1, 2012. A Participant’s form of payment election, if any, for amounts earned in the Plan Year beginning January 1, 2011, will not carry over or apply to amounts earned in subsequent Plan Years; therefore, a new form of payment election will be required for the Plan Year beginning January 1, 2012.
(B)    Installment Periods. The installment payments will be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.7), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant will be specified at the time the Participant makes the Deferral Election in which the installment payments are elected. Each installment payment will be due on the anniversary of the previous installment payment. An installment payment stream will be considered a single payment for purposes of Code Section 409A.
(c)    Modifications of Form and Timing.
(i)    Availability of Election. A Participant may make up to three elections on or after January 1, 2012, to (i) delay the payment (or commencement) of each Payment Subaccount, and/or (ii) change the form of payment for each Payment Subaccount to: (A) have it paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) change installments to a lump sum. Any election under this subsection will specify the number of installment payments elected, if any. Prior to January 1, 2012, the Participant was permitted to make an unlimited number of elections to delay the payment of his Account or change the form of payment to another form permitted under the Plan; any such elections will not count toward the 3-election limit specified in this subsection.
(ii)    Delay in Payment Date. In the event of an election under subsection (i), the Payment Date for the affected Payment Subaccount will be delayed to 5 years after the date of payment that applied prior to the election, or such later date as may be elected by the Participant under subsection (i). If the Payment Date prior to the election change was the later of a specified age or a specified period following Separation from Service, the 5-year delay will apply only to the portion(s) of the two-pronged Payment Date affected by the change.
(iii)    Restrictions. Any election under this subsection (c) will not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the payment was scheduled to begin or be made under the previous payment terms, will not be effective. In the case of an amount payable at a specified age or calendar date, an election under this subsection (c) must be made at least 1 year before the date the Participant would reach such specified age or such calendar date, as applicable.

(d)    Medium of Payment. All distributions will be made in the form of cash.
(e)    Cash-out.
(i)    Employee Deferral Cashout. Except as provided in subsection (iv) below, if at any time a Participant’s Pre-Tax Account balance attributable to the aggregate of his Pre-Tax Deferrals does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Benefits Committee may elect, in its discretion, to pay the Participant’s entire Pre-Tax Account balance attributable to Pre-Tax Deferrals in an immediate single-sum payment. For purposes of determining the amount of Pre-Tax Deferrals in a Participant’s Pre-Tax Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Pre-Tax Account balance attributable to Pre-Tax Deferrals hereunder.
(ii)    Cashout of Employer Contributions. Except as provided in subsection (iv) below, if at any time a Participant’s Pre-Tax Account balance, other than amounts attributable to Pre-Tax Deferrals, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Benefits Committee may elect, in its discretion, to pay such portion of the Participant’s Pre-Tax Account balance in an immediate single-sum payment. For purposes of determining the amount of a Participant’s Pre-Tax Account other than Pre-Tax Deferrals in order to apply this provision, any deferrals of compensation other than Participant elective deferrals under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Pre-Tax Account balance other than amounts attributable to Pre-Tax Deferrals hereunder.
(iii)    Documentation of Determination. Any exercise of the Benefits Committee’s discretion pursuant to subsections (i) and (ii) will be evidenced in writing no later than the date of the distribution.
(iv)    Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent provided by Code Section 409A, with respect to a Participant who is a Key Employee on the date he Separates from Service, no payment under this subsection will be made within 6 months after the date the Participant Separates from Service.
5.3    Change in Control.
Upon a Change in Control, each Participant’s Pre-Tax Account will be paid in a single lump sum, and the Payment Date for such Participant’s Pre-Tax Account will be within 90 days after the date of such Change in Control.

5.4    Death Benefits.
If a Participant dies before full payment of his Pre-Tax Account is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Benefits Committee will be entitled to receive a distribution of the entire vested amount credited to such Participant’s Pre-Tax Account. The Pre-Tax Account will be distributed to such Beneficiary or Beneficiaries in the form of a single-sum payment on the 90th day after the date of the Participant’s death.
5.5    Distribution of Discretionary Contributions.
(a)    Discretionary Contributions After 2011. Subject to Section 5.2(e), a Participant’s Discretionary Contributions (adjusted for earnings and losses) for Plan Years beginning on or after January 1, 2012:
(i)    Will be distributed at the same time and in the same form as the portion of his Pre-Tax Account attributable to the Plan Year in which the Discretionary Contribution is declared, if the Participant has a Deferral Election in effect for such Plan Year; or
(ii)    If the Participant does not have a Deferral Election for the Plan Year in which the Discretionary Contribution is declared, the Payment Date for the Discretionary Contribution will be the 30th day after his Separation from Service and the form of payment for the Discretionary Contribution will be a single lump sum, subject to modification in accordance with the terms of Section 5.2(c).
(b)    Discretionary Contributions Before 2012. Subject to Section 5.2(e), a Participant’s Discretionary Contributions (adjusted for earnings and losses) for Plan Years beginning before January 1, 2012, will be distributed at the same time and in the same form as his Payment Subaccount that is attributable to all pre-tax contributions under the Plan for Plan Years beginning before January 1, 2012.
5.6    Hardship Withdrawals.
(a)    Eligibility and Timing. Upon receipt of an application for a hardship distribution and the Benefits Committee’s decision, made in its discretion, that a Participant has suffered a Financial Hardship, the Benefits Committee will cause the applicable Participating Company to pay a distribution to such Participant from the Participant’s vested Pre-Tax Account. The Benefits Committee, in its discretion, may limit the number of hardship distributions available to a Participant per year. Such distribution will be paid in a lump sum payment within 90 days after the date that the Benefits Committee determines that a Financial Hardship exists; provided, no distribution under this Section will be permitted with respect to a Key Employee during the 6-month period beginning on the date he Separates from Service.
(b)    Amount. The amount of such lump sum payment will be limited to the amount of such Participant’s vested Pre-Tax Account reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship (which may include amounts necessary to pay taxes that will result from the distribution as permitted by Code Section 409A). Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under the Plan due to cancellation of a Deferral Election upon a payment due to a Financial Hardship and any amounts available in the Participant’s After-Tax Account. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under the Plan or another nonqualified deferred compensation plan but has not actually been paid.
(c)    Designation of Payment. If payment is made hereunder upon a Financial Hardship, it will be so designated at the time of payment. The amount of such distribution will reduce the Participant’s Pre-Tax Account balance as provided in Section 3.6.
5.7    Taxes.
(a)    Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or beneficiary’s Pre-Tax Account hereunder is subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company will be required to pay or withhold prior to the time the Participant’s Pre-Tax Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.
(b)    Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or beneficiary’s Pre-Tax Account hereunder is subject to any taxes which a Participating Company will be required to pay or withhold at the time the Pre-Tax Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax out of any monies or other property that the Participating Company holds for the account of the Participant or beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Pre-Tax Account that is not then payable.
5.8    Offset of Pre-Tax Account by Amounts Owed to the Company.
Notwithstanding anything in the Plan to the contrary, the Benefits Committee may, in its discretion, offset any benefit payment or payments of a Participant’s or beneficiary’s Pre-Tax Account under the Plan by any amount owed by such Participant or beneficiary (whether or not such obligation is related to the Plan) to any Affiliate; provided, no such offset will apply before the Pre-Tax Account is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Affiliate was incurred in the ordinary course of the relationship between the Participant and the Affiliate, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or beneficiary.

5.9    No Acceleration of Pre-Tax Account Payments.
Except as otherwise provided in this Section, no payment scheduled to be made under this Article may be accelerated. Notwithstanding the foregoing, the Benefits Committee, in its discretion, may accelerate any payment scheduled to be made under this Article in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

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ARTICLE VI
PAYMENT OF AFTER-TAX ACCOUNT BALANCES
6.1    Amount of Benefit Payments for After-Tax Account.
A Participant will be entitled to receive the amount credited to the Participant’s After-Tax Account, determined as of the Valuation Date on which the distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
6.2    Timing and Form of Distribution of After-Tax Account.
(a)    Generally. A Participant will be entitled to request a distribution, at any time, of all or a portion of his After-Tax Account (as elected by the Participant), subject to any limitations the Benefits Committee may impose on the frequency of such distributions.
(b)    Medium of Payment. All distributions will be made in the form of cash or, to the extent permitted by the Benefits Committee, in kind.
(c)    Cash-out Upon Termination of Employment. Each Participant’s After-Tax Account will be distributed to him as soon as practicable after termination of his employment with all Affiliates.
6.3    Change in Control.
Upon a Change in Control, each Participant’s After-Tax Account will be paid in a single lump sum within 90 days after the date of such Change in Control.
6.4    Death Benefits.
If a Participant dies before full payment of his After-Tax Account is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Benefits Committee will be entitled to receive a distribution of the entire amount credited to such Participant’s After-Tax Account. The After-Tax Account will be distributed to such Beneficiary or Beneficiaries in the form of a single-sum payment as soon as practicable after the date of the Participant’s death.
6.5    Offset of Pre-Tax Account by Amounts Owed to the Company.
Notwithstanding anything in the Plan to the contrary, the Benefits Committee may, in its discretion, offset any benefit payment or payments of a Participant’s or beneficiary’s After-Tax Account under the Plan by any amount owed by such Participant or beneficiary (whether or not such obligation is related to the Plan) to any Affiliate.

ARTICLE VII
CLAIMS
7.1    Rights.
If a Participant or beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant will submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 7.2(b), a Participant or beneficiary will have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.
7.2    Claim Procedure.
(a)    Initial Claim. Claims for benefits under the Plan may be filed in writing with the Benefits Committee on forms or in such other written documents as the Benefits Committee may prescribe.
(i)    General Claims. Except as provided in subsection (ii), the Benefits Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Benefits Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(ii)    Claims Based on an Independent Determination of Disability. With respect to a claim for benefits under the Plan based on Disability, the Benefits Committee will furnish to the claimant written notice of the disposition of a claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Benefits Committee require an extension of time for processing the claim, the Benefits Committee will furnish written notice of the extension to the claimant prior to the end of the initial 45-day period, and such extension will not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Benefits Committee require an additional extension of time for processing the claim, the Benefits Committee will furnish written notice of the second extension to the claimant prior to the end of the initial 30-day extension period, and such extension will not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(b)    Appeal. Any Participant or beneficiary who has been denied a benefit, or his duly authorized representative, will be entitled, upon request to the Benefits Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Benefits Committee’s possession in order to prepare the appeal.
(i)    General Claims. The request for review, together with a written statement of the claimant’s position, must be filed with the Benefits Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Benefits Committee’s decision will be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Benefits Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the claimant before the end of the initial 60-day period. If unfavorable, the notice of decision will explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).
(ii)    Claims Based on an Independent Determination of Disability. With respect to an appeal of a denial of benefits under the Plan based on Disability, the form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Benefits Committee no later than 180 days after receipt of the written notification of denial of a claim provided for in subsection (a) hereof. The Benefits Committee’s decision will be made within 45 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Benefits Committee will furnish written notice to the claimant prior to the end of the initial 45-day period, and such an extension will not exceed one additional 45-day period. The Benefits Committee’s review will not afford deference to the initial adverse benefit determination and will be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Benefits Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision will explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, state the claimant’s right to bring a civil action under ERISA Section 502(a), and identify all medical or vocational experts whose advice was obtained by the Benefits Committee in connection with a claimant’s adverse benefit determination.
7.3    Satisfaction of Claims.
Any payment to a Participant or beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Benefits Committee and the Participating Companies, any of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Benefits Committee or the Participating Companies. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

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ARTICLE VIII
SOURCE OF FUNDS; TRUSTS
8.1    Rabbi Trust.
(a)    Establishment. To the extent determined by the Controlling Company, the Participating Companies will transfer the funds necessary to fund pre-tax benefits accrued hereunder to a Trustee to be held and administered by the Trustee pursuant to the terms of the Rabbi Trust Agreement. Except as otherwise provided in the Rabbi Trust Agreement, each transfer into the Rabbi Trust will be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Rabbi Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Rabbi Trust are and will remain at all times subject to the claims of the general creditors of the Participating Companies.
(b)    Distributions. Pursuant to the Rabbi Trust Agreement, the Trustee will make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan, and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid.
(c)    Status of the Rabbi Trust. No Participant or beneficiary will have any interest in the assets held by the Rabbi Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Rabbi Trust in favor of the Participants, beneficiaries or any creditor.
8.2    After-Tax Accounts.
All After-Tax Contributions are to be paid over to the Trustee of the Secular Trust, to be held in the Secular Trust fund and invested in accordance with the terms of the Plan and the Secular Trust. Each Participant will be the owner of the portion of the Secular Trust attributable to his After-Tax Account at all times.
8.3    Funding Prohibition under Certain Circumstances.
Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE IX
ADMINISTRATION
9.1    Action by Benefits Committee.
Action of the Benefits Committee may be taken with or without a meeting of committee members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Benefits Committee will choose a secretary who will keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Benefits Committee.
9.2    Rights and Duties of Benefits Committee.
The Benefits Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:
(a)To construe, interpret and administer the Plan;
(b)To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)To compute and certify to the Participating Company the amount and kinds of benefits payable to Participants and beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)To authorize all disbursements by the Participating Company or the Trustee pursuant to the Plan;
(e)To maintain all the necessary records of the administration of the Plan;
(f)To make, publish and modify such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
(g)To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder, including without limitation under Section 7.2(b);
(h)To have all powers elsewhere conferred upon it; and
(i)To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Benefits Committee will have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.

9.3    Compensation, Indemnity and Liability of Committee Members.
The Benefits Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Benefits Committee will be paid by the Participating Companies or will be paid by the Plan. No member of the Benefits Committee will be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, except with regard to his own fraud or willful misconduct. The Participating Companies will indemnify and hold harmless the Benefits Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Benefits Committee, excepting only expenses and liabilities arising out of his own fraud or willful misconduct.
9.4    Authority.
Any action by the Controlling Company or the Benefits Committee with respect to the administration or amendment of the Plan will be binding on all Participating Companies.

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ARTICLE X
AMENDMENT AND TERMINATION
10.1    Amendments.
The Benefits Committee or the Board will each have the right to amend the Plan at any time and from time to time; provided, any amendment that will increase the costs to the Participating Companies and that is not legally required must be approved by the Board. Any amendment will be in writing and executed by a duly authorized officer of the Controlling Company or a member of the Benefits Committee. An amendment to the Plan may not reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants, beneficiaries and Participating Companies will be bound by such amendment and their consent will not be required.
10.2    Termination of Plan.
(a)    Freezing. The Controlling Company reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken in the form of a written Plan amendment adopted as provided in Section 10.1. Upon the freezing of the Plan, Deferral Elections will not apply to Base Pay or Bonuses earned after the Plan Year in which the Plan is frozen, and After-Tax Contributions will cease.
(b)    Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Pre-Tax Accounts will be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan will be taken by the Board. If the Plan is terminated, each Participant will become 100% vested in his Account. Such termination will be binding on all Participants and beneficiaries.

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ARTICLE XI
MISCELLANEOUS
11.1    Beneficiary Designation.
(a)    General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Benefits Committee may determine. Any Beneficiary designated under the Prior Plan will apply under this Plan until and unless the Participant has submitted a new valid Beneficiary designation hereunder.
(b)    No Designation or Designee Dead or Missing. In the event that:
(i)    a Participant dies without designating a Beneficiary;
(ii)    the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
(iii)    the Beneficiary designated by a Participant cannot be located by the Benefits Committee within the maximum time limit for payment of benefits to such person;
then, in any of such events, the Beneficiary of such Participant will be the Participant’s Surviving Spouse, if any, and if not, then the estate of the Participant; provided, if the Participant does not have a Surviving Spouse (or the Surviving Spouse cannot be located within a reasonable period after the Participant’s death), and no claim has been made on behalf of the Participant’s estate within a reasonable period of time after the Participant’s death, then, to the extent any individual(s), whom the Benefits Committee in its discretion determines to be heirs and/or relatives of the deceased Participant, make an affirmative claim for payment of the deceased Participant’s Account, the Benefits Committee in its discretion may determine that the Beneficiary shall be some or all of such heirs and/or relatives of the Participant, and payment to such Beneficiary will be deemed in full satisfaction of the Participant’s benefits under the Plan, without further liability with respect to such Participant’s benefits on the part of the Plan, any Participating Company, the Benefits Committee or the Trustee. Notwithstanding the foregoing, in no event shall the Benefits Committee have any obligation to search for any heirs or relatives of the deceased Participant, whether by publication or otherwise.

11.2    Distribution Pursuant to Domestic Relations Order.
Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the transfer of all or a portion of a Participant’s vested Account to an alternate payee, the Benefits Committee will cause the Controlling Company to pay a distribution to such alternate payee. Such benefits will be paid in a single lump sum in cash upon approval of the order as a qualified domestic relations order.

11.3    Taxation.
(a)    Pre-Tax Accounts. It is the intention of the Controlling Company that the Pre-Tax Accounts will not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Controlling Company that they will be deductible by the Participating Companies under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A with respect to Pre-Tax Accounts, and the Benefits Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements. The provisions of the Plan related to Pre-Tax Accounts will be construed consistently with the requirements of Code Section 409A at all times. The Participating Companies do not guarantee that any particular tax treatment will result from participation in this Plan.
(b)    After-Tax Accounts. It is the intention of the Participating Companies that After-Tax Contributions will be deductible by the Participating Companies and taxable for federal income tax purposes to Participants at the time of their contribution to the Plan. Earnings on After-Tax Contributions are intended to be taxable to the Participants and not the Participating Companies.
11.4    Plan Expenses.
Expenses incurred with respect to administering the Plan and Trust will be deducted from Accounts to the extent such costs are not paid by the Participating Companies or to the extent the Controlling Company requests that the Trustee reimburse it or any other Participating Company for its payment of such expenses. Expenses attributable to a single Account will be charged to that Account. Expenses of the Plan attributable solely to After-Tax Accounts will be deducted and paid from After-Tax Accounts, and expenses of the Plan attributable solely to Pre-Tax Accounts will be deducted from Pre-Tax Accounts. Any expenses not attributable solely to a single Account, solely to After-Tax Accounts or solely to Pre-Tax Accounts will be apportioned among all Accounts on a pro rata basis.
11.5    No Employment Contract.
Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.
11.6    Headings.
The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise.

11.7    Gender and Number.
Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
11.8    Assignment of Benefits.
The right of a Participant or beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or beneficiary, except: (i) by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan; or (ii) pursuant to a valid domestic relations order, in accordance with Section 11.2.
11.9    Legally Incompetent.
The Benefits Committee, in its discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, or to any other person for the benefit of the incompetent or disabled person, without further liability on the part of the Participating Company for the amount or application of such payment to the person on whose account such payment is made.
11.10    Governing Law.
The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

IN WITNESS WHEREOF, the Benefits Committee has caused the Plan to be executed by its duly authorized member as of the 1st day of January, 2012.

Benefits Committee of
GENTIVA HEALTH SERVICES, INC.

By:     /s/ John H. Karr

Title:     Vice President, Compensation and Benefits